SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
June 24, 2002
(Date of earliest event reported)

SHURGARD STORAGE CENTERS, INC.
(Exact name of registrant as specified in its charter)

Washington	0-11455	91-1603837
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street Suite 400 Seattle, Washington 98109-4426
(Address of principal executive offices, including zip code)

(206) 624-8100
(Registrant's telephone number, including area code)

Exhibit Index on Page 4

Item 5.      Other Events

(a)        Acquisition of Interest in Morningstar Storage Centers, LLC

On June 24, 2002, we entered into an agreement to acquire a 74% membership interest in Morningstar Storage Centers, LLC for $62 million.  Morningstar operates and owns, directly or indirectly, 40 existing self storage properties in North and South Carolina, including seven sites with pre-identified expansion opportunities and nine sites with continued development potential.  In addition, we intend to enter into an agreement with certain of the members of Morningstar to form one or more joint ventures for the purpose of developing and operating  high quality self storage properties in North and South Carolina. The properties owned by the entity and the properties to be developed in the joint ventures, will be managed by the members of Morningstar through an affiliated entity.

(b)        Litigation

We are a defendant in litigation filed on June 17, 2002,  in the Superior Court of California for Orange County styled as Gary Drake v. Shurgard Storgage Centers, Inc. et al (Case No. 02CC00152).  The  complaint alleges that we misrepresent the size of  our storage units, seeks class action status and seeks damages, injunctive relief and declaratory relief against us under  California statutory and common law relating to consumer protection, unfair competition, fraud and deceit and negligent misrepresentation.  We do not currently believe that the outcome of this litigation will have a material adverse effect on our financial position or results of operations.  However, we cannot presently determine the potential total damages, if any, or the ultimate outcome of the litigation.  We intend to vigorously defend this action.

Item 7.      Financial Statement, Pro Forma Financial Information and Exhibits

Exhibit No.	Description
10.45	Unit Purchase Agreement dated June 24, 2002 among Shurgard Storage Centers, Inc. and Morningstar Storage Centers, LLC and the Morningstar Members listed
10.46

Form of Amended and Restated Operating Agreement of Shurgard/Morningstar Storage Centers, LLC (formerly named Morningstar Storage Centers, LLC), Exhibit C to the Unit Purchase Agreement filed as Exhibit 10.45

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June __, 2002	SHURGARD STORAGE CENTERS, INC. By /s/ Harrell Beck Harrell Beck, Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.45	Unit Purchase Agreement dated June 24, 2002 among Shurgard Storage Centers, Inc. and Morningstar Storage Centers, LLC and the Morningstar Members listed
10.46

Form of Amended and Restated Operating Agreement of Shurgard/Morningstar Storage Centers, LLC (formerly named Morningstar Storage Centers, LLC), Exhibit C to the Unit Purchase Agreement filed as Exhibit 10.45